EXHIBIT 10.2

                              MANAGEMENT AGREEMENT

THIS AGREEMENT is made on October 29, 2004,

                                     BETWEEN

ON THE FIRST PART:

ITS NETWORKS, INC. , a Florida, USA based telecom company, registered in USA, wi th a branch located in Spain `Teleconnect Comunicaciones, S.A.' and ` ITS E urope , S.L. ' , located Edif. Marina Marbella, Avd. Severo Ochoa 28, Planta 9, 29600 Marbella (Malaga), Spain and represented by MR. GUSTAVO GOMEZ SANCHEZ in his capacity as President (hereinafter, the " COMPANY ")

AND OF THE OTHER PART:

SHAREWORKS ESPA(3)A, S.L. , a company located at C/Helsinki s/n, Palmeras del Golf M-PB-2, 29630 Benalmadena-CostA (Malaga), Spain with Fiscal Identity Number (C.I.F.) B-92434760 (hereinafter, the "CONTRACTOR") and represented by MR. WALTER HERMAN CORNELIS DE HAAS of full legal age, of Dutch Nationality, married, and holder of Fiscal Identity Number (N.I.E.) X-5198936-Q (hereinafter, the "PROFESSIONAL ")

The parties mutually acknowledge each other's full capacity to formalize this Management Contract (hereinafter, the " AGREEMENT ")

                                    PREAMBLE

WHEREAS, Professional presently is contracted by Company as its Executive Vice-President and as the Chief Executive Officer of its subsidiary Teleconnect Comunicaciones, S.A.;

WHEREAS, Company wishes, as approved by its Board of Directors and its Majority Shareholder on October 29, 2004, to renew the management contract in place today with Contractor and substitute it with this new Agreement with Contractor, which represents the Professional;

WHEREAS, Professional, Contractor and Company agree that this Management Agreement supersedes all other employment agreement(s) and contract(s) for services between the Contractor, Professional and Company written, implied or otherwise.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Contractor and Company hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                          TERM OF MANAGEMENT AGREEMENT

1.1 Contract. The Company agrees to contract the Contractor and the Contractor agrees to render services to the Company upon the terms and conditions hereinafter set forth.

1.2 Term. The contracting of the Contractor by the Company as provided herein shall commence on October 1, 2004 and is set for an unlimited time, unless terminated by mutual agreement or in accordance with the provisions of Article IV.

1.3 Office and Support. Contractor shall be provided an office and reasonable support staff, including but not limited to access to secretarial services, at Company's head and branch office(s).

1.4 Place of Performance. In connection with Contractor's assignment by the Company, Professional shall be based at Company's principal place of business in Spain or in Madrid, Spain, except for required travel on Company's business to an extent substantially consistent with Professional's customary business travel obligations.

                                   ARTICLE II

                            DUTIES OF THE CONTRACTOR

2.1 Duties. The Contractor will be hired and the Professional assigned the title of Executive Vice-President, with responsibilities and authority as are customarily performed by such an officer and additional duties as may from time to time be assigned to Contractor by the Board of Directors of the Company. Contractor will continue to have for the term of this Agreement all authority and responsibility that Professional had at the time this Agreement commenced.

2.2 Extent of Duties. Contractor shall devote sufficient time, attention and energies to the business of the Company in order to meet the objectives.

2.3 Disclosure of Information.

      2.3.1 The Contractor recognizes and acknowledges that the information, processes, developments, experimental work, work in progress, business, list of the Company's customers and any other trade secret or other secret or confidential information relating to Company's business as they may exist from time to time are valuable, special and unique assets of Company's business. Therefore, Contractor agrees that:

(i) Contractor will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to his employment, without the express authorization of the Board of Directors of the Company, any information, process, development or experimental work, work in process, business, customer lists, trade secret or any other secret or confidential matter relating to any aspect of the Company's business, except as such disclosure or use may be required in connection with Contractor's work for the Company.

(ii) Upon request or at the time of leaving the employ of the Company, the Contractor will deliver to the Company, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Company's business.

      2.3.2 In the event of a breach or threatened breach by the Contractor of the provisions of this section 2.3, the Company shall be entitled to an injunction (i) restraining the Contractor from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or
(ii) requiring that Contractor deliver to Company all information, documents, notes, memoranda and any and all other material as described above upon Contractor's leave of the employ of the Company.

                                   ARTICLE III

                         COMPENSATION OF THE CONTRACTOR

3.1 Fixed Fee. As compensation for services rendered under this Agreement, the Contractor shall receive an initial fixed fee of EUR 120.000 per annum to be paid in twelve equal payments accrued at the end of each calendar month. The amount will be incremented by adding on the Spanish VAT (IVA) required by law. This fixed fee shall be increased annually for cost-of-living at the applicable rate for the year in question at the beginning of each calendar year, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. If increased, this fixed fee shall not be decreased thereafter during the term of this Agreement without the consent of the Contractor. The fixed fee provided in this subsection shall in no way be deemed exclusive and shall not prevent Contractor from participating in any other compensation or benefit plan of the Company.

3.2 Variable fee. The Contractor shall receive an additional variable fee equal to the same amount of the fixed fee, as defined in Section 3.1 above, at the time the variable is to be paid. The variable fee shall be accrued at the end of each fiscal year of the Company and charged through an invoice by the Contractor. In case of partial achievement of the set objectives the Company will pay a proportional variable fee. The variable fee is based on the achievement of objectives to be set with the Company. These objectives will be negotiated yearly and are subject to formal approval of the Board of Directors of the Company.

3.3 Long Term Incentive. The Contractor shall participate in all future long term incentive plans of the Company (shares, stock options, stock bonuses, convertible bonds, etc.) in similar conditions to any other member of the executive team with a similar level of responsibility. Long term incentives are subject to formal approval of the Board of Directors of the Company.

Additional shares, stock bonuses, stock options or other forms of compensation shall be determined by the Board of Directors from time to time.

3.4 Other Benefits. Contractor and/or the Professional shall be entitled to participate in all of Company's employee benefit plans including any retirement, pension, profit-sharing, stock options, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Contractor and/or the Professional shall have the same rights and privileges to participate in such plans and benefits as any other executive employee or contractor during the term of this Agreement. Participation in any employee benefit plans shall be in addition to the compensation provided in
Section 3.1.

Contractor shall be provided with a car by the Company on such lease terms to be determined by Company, provided that the monthly operating costs not exceed an amount of EUR 1.250. Contractor may elect to retain his personal car and collect this monthly amount of EUR 1.250 as an allowance. The car allowance shall be in addition to the compensation provided in Section 3.1.

3.5 Expenses. Contractor shall be entitled to prompt reimbursement for all reasonable expenses incurred by Contractor in the performance of his duties hereunder. Company shall advance reasonable estimates of such expenses upon request of the Contractor. Contractor shall not incur an unreasonable accumulation of expenses per annum as determined by the Company's Board of Directors. In addition, the Contractor will receive an expense allowance of EUR 250 per month to cover payments smaller than EUR 25,00 each such as for example, but not limited to, parking fees, toll, train and bus tickets, taxi, food and beverages, internet access, telephone costs, copies, stamps, etc., which small expenses may not be charged to the Company. The expense allowance shall be in addition to the compensation provided in Section 3.1

3.6 Insurance and Liability. The Company will assume all the legal responsibilities and costs of the Contractor and the Professional being part of, directly or indirectly, related to their company roles. The Company will bear the cost of an insurance policy to cover this risk.

3.7 Conversion of Debt into Common Stock. The Contractor has the right to convert debt, which can consist of for example, but not limited to, accrued and unpaid fixed and variable fees, car and expense allowances, stock appreciation rights, etc., into free trading Common Stock of the Company at a stock price equal to 50% of the actual stock price on the date of exercising and at a dollar/euro exchange rate as per the date of exercising. The Company will bear the taxes, costs or expenses which arise on the issuance and transfer of the shares to the Contractor.

                                   ARTICLE IV

                            TERMINATION OF AGREEMENT

4.1 Termination. The Contractor's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

      4.1.1 By Contractor. Upon the occurrence of any of the following events, this Agreement may be terminated by the Contractor by written notice to Company:

      (i)   the sale by Company of substantially all of its assets;

      (ii) the sale, exchange or other disposition, in one transaction or a series of related transactions, of at least 40% percent of the outstanding voting shares of Company;

      (iii) a decision by Company to terminate its business and liquidate its assets;

      (iv) the merger or consolidation of Company with another entity or an agreement to such a merger or consolidation or any other type of Reorganization;

      (v) Company makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, there shall have been filed any petition or application for the involuntary bankruptcy of Company, or other similar proceeding, in which an order for relief is entered or which remains not dismissed for a period of thirty days or more, or Company seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Company or any material party of its assets; or

      (vi) there are material changes in Contractor's duties and responsibilities without his written consent.

      (vii) There is a change in shareholder control in the Company

      4.1.2 Death. This Agreement shall terminate upon the death of the Professional.

      4.1.3 Disability. This Agreement shall not terminate upon the temporary disability of the Professional, but the Company may terminate this Agreement upon the permanent disability of the Professional. Professional shall be considered permanently disabled if: (i) he is disabled as defined in a disability insurance policy purchased by or for the benefit of the Contractor; or (ii) if no such policy is in effect, he is incapacitated to such an extent due to a medically determinable physical or mental condition that he is unable to perform substantially all of his duties for 9 consecutive months for Company that he performed prior to such incapacitation.

      4.1.4 Cause. The Company may terminate the Contractor's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Contractor's employment hereunder upon the following:

      (i) t he willful and continued failure by the Contractor substantially to perform his duties hereunder (other than any such failure resulting from the Contractor's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Contractor has not substantially performed his duties; or

      (ii) the willful engaging by the Contractor in misconduct which is injurious to the Company; or

      (iii) the willful violation by the Contractor of the provisions of this Agreement. For purposes of this paragraph, no act, or failure to act, on the part of the Contractor shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief by him that his action or omission was in the best interest of the Company.

Notwithstanding the foregoing, the Contractor shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Contractor setting forth the reasons for the Company's intention to terminate for Cause and granting Contractor 90 days to cure or remedy (if possible) the reasons for termination; (ii) an opportunity for the Contractor, together with his counsel, to be heard before the Board, and (iii) delivery to the Contractor of a Notice of Termination as defined in section 4.2 hereof from the Board finding that in the good faith opinion of the Board the Contractor was guilty of conduct set forth above in clause (i), (ii) or (iii) of the preceding paragraph, subsection 4.1.4, and was unable to cure or remedy the reasons for termination, and specifying the particulars thereof in detail.

4.2 Notice of Termination. Any termination of the Contractor's employment by the Company or by the Contractor (other than termination pursuant to subsection
4.1.2 above) shall be communicated with 90 days written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The termination notice must be delivered by certified Post or Messenger service such that proof of delivery of notice is available.

4.3 Term "Date of Termination". "Date of Termination" shall mean (i) if the Contractor's employment is terminated by death of the Professional, the date of his death; and (ii) if the Contractor's employment is terminated for any other reason, the date on which a Notice of Termination is received by Company or Contractor. The Contractor will have 90 days to facilitate the transition process as per the notice period in section 4.2 above. Contractor may agree in writing with Company a shorter period of time.

4.4 Payment of Salary/Severance Pay Following Termination.

      4.4.1 In the event of temporary or permanent disability of the Professional as described in subsection 4.1.3 hereof, Contractor shall be entitled to receive all compensation payable up to the Date of Termination notwithstanding the temporary or permanent disability of the Professional; any such payment, however, shall be reduced by disability insurance benefits, if any, paid to Contractor under policies (other than group policies) for which Company pays all premiums and Contractor is the beneficiary.

      4.4.2 Following the termination of this Agreement by the Company for Cause as provided in subsection 4.1.4 hereof, the Contractor shall be entitled only to compensation through to the Date of Termination.

      4.4.3 Following the termination of this Agreement by Company for any reason other than Cause or permanent disability, or termination of this agreement by Contractor for any cause listed in subsection 4.1.1 above, then Company shall pay Contractor a lump sum severance payment equal to twice the Contractor's fixed fee per annum at the Date of Termination as detailed in
Section 3.1. This amount shall be paid within 5 business days of the date the Notice of Termination is delivered to Contractor.

      4.4.4 Irrespective of the reason for termination of this Agreement, the Contractor will continue to be entitled to any stock, stock options, stock appreciation rights or other compensation already awarded to the Contractor before reception of the Notice of Termination. The Contractor will have 365 days as from the Date of Termination to exercise all his rights, such as, but not limited to, stock option rights, stock appreciation rights, right to convert debt into Common Stock of the Company, as described in Section 3.7.

4.5 Remedies. Any termination of this Agreement shall not prejudice any other remedy to which the Company or Contractor may be entitled, either at law, equity, or under this Agreement.

                                    ARTICLE V

                                 INDEMNIFICATION

5.1 Indemnification. To the fullest extent permitted by applicable law, Company agrees to indemnify, defend and hold Contractor harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorney's fees, hereafter or heretofore arising out of or in connection with activities of Company or its Contractors, including other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer of Company or any affiliate of Company. To the fullest extent permitted by applicable law, Company shall advance to Contractor expenses of defending any such action, claim or proceeding. However, Company shall not indemnify Contractor or defend Contractor against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys' fees, resulting from the gross negligence or willful misconduct of Contractor. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

                                   ARTICLE VI

                               GENERAL PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed in accordance with Spanish law. The jurisdiction of the Courts of Madrid, Spain is applicable on this Agreement.

6.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to and settled by arbitration in Madrid, Spain in accordance with the rules then existing of the Spanish Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to the payment of their arbitration costs, including their attorneys' fees.

6.3 Entire Agreement. This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Contractor by the Company.

6.4 Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising here from, shall inure to the benefit of and be binding upon Company, any successor in interest to all or substantially all of the business and/or assets of Company, and the heirs, administrators, successors and assigns of Contractor. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

6.5 Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed postage prepaid, addressed as follows:

If to Company:      ITS Networks, Inc.
                    Edif. Marina Marbella
                    Severo Ochoa 28, 9 th floor
                    E - 29600 Marbella (Malaga)

If to Contractor:   Shareworks Espa(3)a, S.L.
                    Palmeras del Golf M-PB-2
                    C/Helsinki s/n, Urb. Torrequebrada
                    E - 29630 Benalmadena-Costa (Malaga)

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.6 Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

6.7 Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

6.8 Survival of Obligations. Termination of this Agreement for any reason shall not relieve Company or Contractor of any obligation accruing or arising prior to such termination.

6.9 Amendments. This Agreement may be amended only by written agreement of both Company and Contractor.

6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the original signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

6.11 Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

AND IN THE WITNESS WHEREOF, the parties, having read this Agreement, ratify and sign the same on all pages and in duplicate copies, each one being of equal power, at the place and on the date indicated on the first page of this document.


/s/                                               /s/
ITS NETWORKS, INC.                                SHAREWORKS ESPA(3)A, S.L.
Represented by Gustavo Gomez Sanchez              Represented by
                                                  Walter Herman Cornelis de Haas